Exhibit 23.1

CONSENT OF FARBER HASS HURLEY & MCEWEN LLP, INDEPENDENT AUDITORS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 6, 2007 pertaining to the 1998 Stock Option/Stock Issuance Plan of VantageMed Corporation of our report included in the Registrant’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006, and to all references to our firm included in this Registration Statement.

/s/ Farber Hass Hurley & McEwen LLP

Farber Hass Hurley & McEwen LLP

Granada Hills, California

April 6, 2007